UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 2007

JOHN H. HARLAND COMPANY

(Exact name of registrant as specified in its charter)

Georgia	1-06352	58-0278260
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2939 Miller Road
Decatur, Georgia	30035
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  (770) 981-9460

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

As disclosed in the Proxy Statement dated March 2, 2007 of John H. Harland Company (the “Company”), the Company’s shareholders are scheduled on March 28, 2007 to vote on a merger (the “Merger”) of the Company and H Acquisition Corp., a wholly owned subsidiary of M & F Worldwide Corp. that was formed solely for the purpose of facilitating the Merger.  As a result of the Merger, the Company will become a wholly owned subsidiary of M & F Worldwide Corp., and its common stock will cease to be publicly traded.  As disclosed in the Proxy Statement, the directors of H Acquisition Corp. will become the directors of the surviving company.

John D. Johns, a director of the Company, is not a director of H Acquisition Corp., and therefore will not be a director of the surviving company. Accordingly, after the consummation of the Merger, Mr. Johns will cease to be a director of the Company.

Mr. Johns serves as a director at other companies in addition to the Company.  By ceasing to be a director of the Company at the time of the Merger, Mr. Johns will remain in compliance with best practices and guidelines maintained by Institutional Shareholder Services relating to the number of boards on which he serves.   However, if the Merger does not proceed for any reason, a question could arise as to whether Mr. Johns’ continued service on the Company’s Board would be consistent with such best practices and guidelines.  Therefore, Mr. Johns clarified for the Company on March 16, 2007 that in the event that the Merger does not go forward, Mr. Johns will resign from, or will not stand for re-election to, the Company’s board of directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JOHN H. HARLAND COMPANY
(Registrant)

Date: March 22, 2007
	By:	s/ John C. Walters
John C. Walters
Senior Vice President and Secretary